                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report (Form 10-K) of Champion Industries, Inc. of our report dated December 19, 1999, with respect to the consolidated financial statements of Champion Industries, Inc. and Subsidiaries for the year ended October 31, 1999.

We also consent to the incorporation by reference in the Registration Statement pertaining to the 1993 Stock Option Plan (Form S-8, No. 33-76790) of Champion Industries, Inc. of our report dated December 19, 1999, with respect to the consolidated financial statements of Champion Industries, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended October 31, 1999.

                                             /s/ Ernst & Young LLP

Charleston, West Virginia
January 27, 2000